Exhibit 10.2

AVNET, INC. DEFERRED
COMPENSATION PLAN FOR OUTSIDE DIRECTORS
(Amended and Restated Effective Generally as of January 1, 2009)
CERTIFICATION

I, Raymond Sadowski, being the duly appointed Senior Vice President, Chief Financial Officer and Assistant Secretary of Avnet, Inc., a New York corporation (the “Corporation”), do hereby certify that attached hereto is a true and complete copy of the Avnet, Inc. Deferred Compensation Plan for Outside Directors (Amended and Restated Effective Generally as of January 1, 2009) which was adopted at a duly called meeting of the Board of Directors of the Corporation on November 6, 2008.

Executed this        day of December, 2008.

Raymond Sadowski

1. Purpose	, History and Effective Date 1	2.	Definitions	1
3.	Deferral Elections	3
4.	Accounts	5
5.	Conversion to PSUs	5
6.	Crediting of Earnings	5
7.	Adjustment of PSUs	6
8.	Payment of Account Balances	6
9.	Designation and Change of Beneficiary	12
10.	Payments to Persons Other Than Participants	12
11.	Rights of Participants	12
12.	Administration	13
13.	Amendment or Termination	13
14.	Successor Corporation	14
15.	Construction	14
16.	Indemnification for Section 409A Taxes and Penalties	14
17.	Governing Law	15

AVNET, INC. DEFERRED
COMPENSATION PLAN FOR OUTSIDE DIRECTORS

(Amended and Restated Effective Generally as of January 1, 2009)

1.	Purpose, History and Effective Date

The purpose of this Plan is to provide Eligible Directors of Avnet, Inc., a New York corporation (the “Corporation”), with an opportunity to defer payment of certain portions of their Compensation (as defined herein), at their election, in accordance with the provisions hereof, as may be amended from time to time. This version of the Plan document amends and restates a prior version of the Plan document known as the Avnet, Inc. Deferred Compensation Plan for Outside Directors, Amended and Restated as of January 1, 2004 (the Prior Plan). The current version of the Plan is intended to comply with final regulations issued under Code section 409A effective as of January 1, 2009 (the “Final 409A Effective Date”).

The Plan is not (and the Prior Plan was not) extended to any Employee (as defined herein). If an Employee becomes an Eligible Director, then only benefits attributable to his or her service as an Eligible Director shall be covered by the Plan. No benefits attributable to an individual’s service as an Employee shall be provided under the Plan. Accordingly, no Participant (as defined herein) will be a Specified Employee under the Section 409A Rules (as defined here) and, therefore, the six month payment delay that applies to Specified Employees under the Section 409A Rules shall not apply under the Plan.

From the period beginning January 1, 2005 through the December 31, 2008 (the “Interim 409A Period”), the Plan was operated in accordance with a good-faith interpretation of Code section 409A. At no time during, or after, the Interim 409A Period were benefits deferred under the Prior Plan before the Interim 409A Period changed in such a manner as to cause a material modification of such benefits within the meaning of the Section 409A Rules. Moreover, all benefits deferred under the Prior Plan were at all times fully vested. Accordingly, benefits which were deferred under the Prior Plan before the Interim 409A Period and the earnings attributable thereto, are not subject to Code section 409A.

The Plan (and to the extent necessary the Prior Plan) shall be interpreted and construed so that benefits deferred under the Prior Plan or this Plan on and after the Interim 409A Period comply with the Section 409A Rules. The Plan shall also be interpreted and construed so that benefits deferred under the Prior Plan before the Interim 409A Period are not subject to the Section 409A Rules. Any provision of the Plan that is found to be inconsistent with the foregoing shall be deemed to be severable from the terms of the Plan and shall have no force or effect.

2.	Definitions

As used herein, the following terms shall have the following meanings:

(a) “Account” shall mean the Account (and sub-accounts) established for a Participant pursuant to Section 4.

(b) “Average Market Value” shall mean, with respect to one share of Common Stock on any date, the average of the mean between the daily per-share high and low sale prices for shares of Common Stock on the New York Stock Exchange (“NYSE”) for the period of five trading days ending on such date, or for the period of five trading days immediately preceding such date if the NYSE is closed on such date.

(c) “Beneficiary” shall mean the person or persons designated by a Participant in accordance with Section 9 to receive any amount, or any shares of Common Stock, payable under the Plan by reason of his or her death.

(d) “Board of Directors” shall mean the Board of Directors of the Corporation.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the persons appointed by the Board of Directors to administer the Plan in accordance with Section 12.

(g) “Common Stock” shall mean shares of common stock of the Corporation; provided, however, that, if there is either a Pre-Section 409A Change in Control or a Post-Section 409A Change in Control (both as defined in Section 8 hereof) resulting in shareholders of the Corporation receiving equity securities issued by another corporation or entity, the term “Common Stock” shall mean such securities.

(h) “Compensation” shall mean, with respect to any Eligible Director for any Plan Year beginning on or after January l, 2004, all fees payable to such Director during such Plan Year by way of retainer for service as a member of the Board of Directors or any committees thereof, including any such fees otherwise payable in the form of Common Stock (including restricted shares of Common Stock), but shall not include meeting fees (regardless of the form of payment). The Plan does not provide for the deferral of any payments to an Eligible Director that constitutes “performanced based compensation” under the Section 409A Rules.

(i) “Corporation” shall mean Avnet, Inc., a New York corporation and its successor and assigns.

(j) “Director” shall mean a member of the Board of Directors.

(k) “Eligible Director” shall mean, for any Plan Year, any Director who is not an Employee at the beginning of the Plan Year.

(l) “Employee” shall mean any person who is a common law employee of an Employer under the Section 409A Rules, but does not mean any person who is an Eligible Director or classified by the Corporation as an independent contractor.

(m) “Employer” means the Corporation and any other entity that is, or would be, aggregated and treated as a single employer with the Corporation under Code sections 414(b) (controlled group of corporations) or 414(c) (a group of trades or businesses, whether or not incorporated, under common control); provided, however, that an ownership threshold of at least 50% shall be used hereunder instead of the 80% minimum ownership threshold that would otherwise apply under such Code sections.

(n) “Final 409A Effective Date” shall have the meaning given to it in Section 1 hereof.

(o) “Interim 409A Period” ” shall have the meaning given to it in Section 1 hereof.

(p) “Participant” shall mean any Eligible Director who has made an election under Section 3 to defer any portion of his or her Compensation for any Plan Year.

(q) “Phantom Share Unit” or “PSU” shall mean a unit of measurement equivalent to one share of Common Stock, with none of the attendant rights of a holder of such share, including, without limitation, the right to vote such share and the right to receive dividends thereon, except to the extent otherwise specifically provided herein.

(r) “Plan” shall mean this Avnet, Inc. Deferred Compensation Plan for Outside Directors (As Amended and Restated Effective Generally as of January 1, 2009), as set forth herein and as amended from time to time.

(s) “Plan Year” shall mean the calendar year.

(t) “Prior Plan” shall have the meaning given to it in Section 1 hereof.

(u) “Section 409A Rules” shall mean the provisions of Code section 409A and any interpretive or regulatory guidance of general application issued thereunder by the Secretary of the Treasury, the Commissioner of the Internal Revenue Service or their delegates.

(v) “Separation From Service” shall mean that a Participant has ceased performing services for the Employers both as a Director and an independent contractor in a manner, and to the extent, consistent with the Section 409A Rules. If a Participant is also, or subsequently becomes, an Employee of the Corporation, his or her service as an Employee shall be excluded for purposes of determining whether the Participant has incurred a Separation From Service under this Plan as a Director to the extent provided under the Section 409A Rules.

(w) “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances and consistent with the Section 409A Rules.

3.	Deferral Elections

With respect to each Plan Year, an Eligible Director may elect to have payment of any part or all of his or her Compensation for such year deferred, and to have payment of such portion made under the terms of the Plan. Any such election shall be made in accordance with the following rules:

(a) Written Form; Specified Percentages. A deferral election shall be made in writing, on a form provided by the Committee for such purpose. In the election form, the Eligible Director (i) shall specify, by percentage (which must be an even multiple of 10%), the portion of his or her Compensation the Eligible Director wishes to defer hereunder (amounts so deferred are hereinafter referred to as the “Deferred Amounts”), and (ii) shall specify, by percentage (which must be an even multiple of 10%), the portions of the Eligible Director’s Deferred Amounts that he or she wishes to have allocated, respectively, to the PSU Portion (as defined herein) and to the Cash Portion (as defined herein) of the Account established for the Eligible Director pursuant to Section 4.

(b) Filing Deadline. An Eligible Director’s election to defer Compensation for any Plan Year shall be filed in writing with the Committee no later than November 30 of the preceding Plan Year when the Eligible Director’s Compensation subject to the deferral election is earned; provided, however, that the Committee may, in its discretion, extend this filing period to a date that is no later than the last business day in December of such preceding Plan Year.

(c) Special Procedure for First Time Eligible Director. Notwithstanding the provisions of paragraph (b) above, an individual who first becomes an Eligible Director during a Plan Year may make a deferral election hereunder with respect to his or her Compensation for such Plan Year by filing his or her election form with the Committee no later than 30 days after the date on which he or she first became an Eligible Director. Any deferral election so made shall be effective only with respect to Compensation earned for services performed after the date on which such election has been filed with the Committee. For purposes of this paragraph (c), when an individual first becomes an Eligible Director shall be determined under the plan aggregation rules under the Section 409A Rules. For the avoidance of doubt, an individual who participated in a deferred compensation plan or arrangement with an Employer as an independent contractor in the same year when he or she first becomes an Eligible Director is not eligible for the special 30 day enrollment provision under this paragraph (c) if such other plan or arrangement would be combined with this Plan under the plan aggregation rules pursuant to the Section 409A Rules.

(d) Irrevocable Status of Election; Carry-Forward to Next Plan Year. Any deferral election made by an Eligible Director with respect to his or her Compensation for a Plan Year, and any election made hereunder as to the allocation of the Deferred Amounts for such year to the PSU Portion and the Cash Portion of his or her Account, shall be irrevocable for the Plan Year except to the extent specifically permitted under the Section 409A Rules. A Participant’s election made under this Section 3 for a Plan Year shall automatically carry-forward to the next Plan Year unless it is changed or revoked by the Participant prior to the beginning of the next Plan Year.

(e) Allocations of Deferred Amounts Relating to Common Stock. Except as otherwise specifically provided under the Plan, any Compensation otherwise payable in the form of Common Stock (including shares of restricted Common Stock) and deferred hereunder as Deferred Amounts shall be allocated solely to the PSU Portion of the Participant’s Account, and shall not be eligible for the Cash Portion of such Eligible Director’s Account.

4.	Accounts

For each Participant, there shall be established on the books and records of the Corporation, for bookkeeping purposes only, a separate Account to reflect the Participant’s interest under the Plan. The Account so established shall be maintained in accordance with the following provisions:

(a) Accounts and Sub-accounts. The Account established for each Participant shall consist of two sub-accounts referred to herein, respectively, as the “PSU Portion” and the “Cash Portion”. Each of such sub-account shall be further divided into additional sub-accounts reflecting Deferred Amounts under the Plan before, and on and after, the Interim 409A Period.

(b) Crediting of Accounts. The PSU Portion and the Cash Portion of each Participant’s Account shall be credited with amounts equal to the portions of the Participant’s Deferred Amounts for each Plan Year that the Participant has elected under Section 3 hereof to have allocated to such Portions. Such amounts shall be so credited as of the date on which the amounts in question would have been paid to the Participant had the Participant not elected to have payment of such amounts deferred.

(c) Adjustments to Accounts. The PSU Portion and the Cash Portion of a Participant’s Account shall be adjusted from time to time to reflect all additional PSUs and interest to be credited to such Portions pursuant to Section 6, and all payments made with respect to such Portions pursuant to Section 8.

(d) Impact of Certain Change in Control Events on PSU Portion. If there is a Pre-Section 409A Change in Control or a Post-Section 409A Change in Control resulting in all (or substantially all shareholders) of the Corporation receiving cash payments for their Common Stock, then a Participant’s PSU Portion shall automatically be converted to a Cash Portion based on the number of PSUs standing to the Participant’s credit on the cash payment date to shareholders multiplied by the per share price paid (in cash and/or other consideration other than equity securities) to shareholders generally for each share of Common Stock.

(e) Accounts are Fully Vested. A Participant’s interest in his or her Account shall be fully vested and nonforfeitable at all times.

5.	Conversion to PSUs

Amounts credited to the PSU Portion of a Participant’s Account pursuant to paragraph (c) of Section 4 shall be converted into (and after such conversion shall be reflected in such Portion as) a number of Phantom Share Units. Such number shall be determined by dividing the amount so credited by the Average Market Value of one share of Common Stock on the date as of which the amount is so credited.

6.	Crediting of Earnings

Until payment with respect to a Participant’s Account has been made in full in accordance with Section 8, the PSU Portion of a Participant’s Account shall be credited with additional PSUs and the Cash Portion of the Participant’s Account shall be credited with interest, in accordance with the following provisions:

(a) Crediting Earnings to PSU Portion. As of each date on which the Corporation pays a dividend on its Common Stock (“Dividend Payment Date”), the PSU Portion of each Participant’s Account shall be credited with additional PSUs, the number of which shall be determined by: (i) first multiplying the number of PSUs standing to the Participant’s credit on the record date for such dividend by the per-share amount of the dividend so paid, and (ii) second dividing the resulting amount by the Average Market Value of one share of Common Stock on the Dividend Payment Date.

(b) Crediting Earnings to Cash Portion. As of the last day of each calendar month, the balance of the Cash Portion of a Participant’s Account shall be credited with an amount determined by multiplying such balance by a percentage corresponding to the rate of interest on U.S. Treasury 10-year Notes on the first day of such calendar month.

7.	Adjustment of PSUs

In the event of any change in the Common Stock occurring by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase such shares at a price substantially below fair market value, or any similar change affecting the Common Stock, the number and kind of shares represented by Phantom Share Units shall be appropriately adjusted consistent with such change in such manner as the Committee, in its sole discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participants hereunder. The Committee shall give notice to each Participant of any adjustment made pursuant to this Section 7 and, upon such notice, such adjustment shall be effective and binding for all purposes of the Plan.

8.	Payment of Account Balances

Payment with respect to a Participant’s Account shall be made in accordance with the following provisions:

(a) General Distribution Procedures. The balances of the PSU Portion and the Cash Portion of a Participant’s Account shall become payable upon the Participant’s ceasing to be a member of the Board of Directors for any reason; provided, however, that distributions attributable to Deferred Amounts made on or after the Interim Section 409A Period shall be postponed until after the date when the Participant has incurred a Separation From Service. Except as otherwise provided in paragraph (b) below, payment with respect to a Participant’s Account shall be made in the form of a series of 10 annual installments.

(b) Optional Distribution Elections. In lieu of the payment form specified in paragraph (a) above, a Participant may elect to have the balances of the PSU Portion and the Cash Portion of his or her Account paid in the form of a single lump-sum payment, or in such number of annual installments, not to exceed 10, as the Participant specifies in such election in accordance with the provisions of this paragraph (b). Any such election shall be made in writing, on a form that has been furnished by the Committee to the Participant for such purpose and that is filed by the Participant with the Committee. For purposes of the Section 409A Rules, the annual installment payment option shall be treated as a single payment.

(i) Payment Elections for Deferred Amounts Made Prior to the Interim 409A Period. For Deferred Amounts attributable to Compensation earned before the Interim 409A Period only, any such election shall be effective only if it has been filed with the Committee at least 24 months prior to the date on which the Participant ceases to be a Director. A Participant may revoke any election so made, and make a new election hereunder, provided that such revocation or new election is filed with the Committee at least 24 months prior to the date on which the Participant ceases to be a Director. Any such revocation or new election shall be made in writing, on a form furnished by the Committee to the Participant for such purpose.

(ii) Payment Elections for Deferred Amounts Made on and After the Interim 409A Period. For Deferred Amounts attributable to Compensation earned on or after the Interim 409A Period, any such election shall, except as provided below, be effective only if it has been filed with the Committee no later than the last day of the Plan Year before the Plan Year when the Compensation corresponding to the Deferred Amounts is earned. A Participant may file separate distribution elections for each Plan Year’s Deferred Amounts made on or after the Interim 409A Period. Payment elections for Deferred Amounts subject to this subparagraph (ii) may only be changed (by a Participant or, if applicable, a Beneficiary) in accordance with the following rules: (A) the change must be submitted in writing to the Committee at least 12 months prior to the previously scheduled payment date corresponding to the requested change; (B) the change may not take effect for at least 12 months, (C) the change must result in a postponed distribution for at least five years from the previously scheduled payment date except in the case of distributions due to death, Disability (as defined under the Section 409A Rules) or an Unforeseeable Emergency (as defined under the Section 409A Rules) and (D) the change may only result in an acceleration of a distribution to the extent permitted under the Section 409A Rules.

(c) Timing of Installment Payments. If payment with respect to a Participant’s Account is to be made in the form of annual installments, the first such installment payment shall be made on or as soon as practicable after the first business day of the Plan Year following the Plan Year in which the Participant becomes entitled to receive a distribution under paragraph (a) above and no later than the end of that calendar year quarter, and the remaining installment payments shall be made within the same timeframe for each succeeding Plan Year.

(d) Amount of Installment Payments. Each installment payment to be made with respect to the Cash Portion of a Participant’s Account shall be made in cash, in an amount determined by dividing (i) the balance of the Cash Portion determined as of the last day of the Plan Year preceding the year in which such payment is to be made, by (ii) the number of installment payments remaining to be made.

(e) Form of Installment Payments. Each installment payment to be made with respect to the PSU Portion of a Participant’s Account shall be made partly in shares of Common Stock and partly in cash. The number of shares to be included in each such installment payment shall be equal to the number of whole PSUs included in the quotient resulting from dividing (i) the total number of PSUs included in the balance of the PSU Portion of the Participant’s Account as of the last day of the Plan Year preceding the year in which such payment is to be made, by (ii) the number of installment payments remaining to be made; and the amount of cash to be included in each such installment payment shall be determined by multiplying (iii) the fractional part of a PSU included in the aforementioned quotient by (iv) the Average Market Value of one share of Common Stock on the last business day preceding the date on which such installment payment is to be made.

(f) Form of Lump Sum Payments. If payment with respect to all or a portion of a Participant’s Account is to be made in the form of a single lump sum payment, such payment shall be made on or as soon as practicable after the first business day of the Plan Year following the Plan Year in which the Participant becomes entitled to receive a distribution under paragraph (a) above and no later than the end of that calendar year quarter. Such payment shall be made (i) in cash, with respect to the balance of the Cash Portion of the Participant’s Account and with respect to any fractional PSUs included in the balance of the PSU Portion of the Participant’s Account (with the cash amount payable for such fractional PSUs calculated on the basis of the Average Market Value of a share of Common Stock on the last business day preceding the date of payment), and (ii) in shares of Common Stock, with respect to the number of whole PSUs included in the balance of the PSU Portion of the Participant’s Account.

(g) Payments to Beneficiaries. If a Participant should die before receiving all payments required to be made hereunder with respect to his or her Account, any payments remaining to be made at the date of the Participant’s death shall be made to the Participant’s Beneficiary. Payments to the Beneficiary shall be made in the same form, and at the same times, as the payments would have been made to the Participant had he or she not died; provided, however, that a Beneficiary may change a payment form for Deferred Amounts made on and after the Interim 409A Period only in a manner consistent with subparagraph (b)(ii) above.

(h) Early Distributions for Unforeseeable Emergencies. Notwithstanding any other provision in this Section 8 to the contrary payment with respect to any part or all of the Participant’s Account balances may be made to the Participant on any date earlier than the date on which such payment is to be made pursuant to such other provisions of this Section 8 if (i) the Participant requests such early payment and (ii) the Committee, in its sole discretion, determines that such early payment is necessary to help the Participant meet an “unforeseeable emergency” within the meaning of Treasury Regulation §1.457-6(c)(2) with respect to Deferred Amounts not subject to Code section 409A or based on the Unforeseeable Emergency standard for Deferred Amounts made on or after the Interim 409A Period. In either case, the amount that may be so paid may not exceed the amount necessary to meet such emergency and such amount shall be reduced by any amount available to relieve the emergency through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (if such liquidation would not cause severe financial hardship) or by the cessation of deferrals under the Plan.

(i) Early Distributions for Section 409A Tax Liability. Notwithstanding any provision of this Section 8 to the contrary, if any portion of a Participant’s Account under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code section 409A and the Section 409A Rules, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (A) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code section 409A and the Section 409A Rules or (B) the unpaid vested Account balance.

(j) Distribution Upon Change in Control Events. Notwithstanding any other provision in this Section 8 to the contrary, the entire unpaid balance of a Participant’s Account attributable to Deferred Amounts: (i) made before the Interim Section 409A Period shall become immediately due and payable upon the occurrence of a Pre-Section 409A Change in Control, as hereinafter defined and (ii) made on or after the Interim Section 409A Period shall become immediately due and payable upon the occurrence of a Post-Section 409A Change in Control. In either case, payment with respect to such balance shall be made in the form of a single lump-sum payment. Payment shall be made as soon as practicable after the occurrence of the applicable change in control and no later than 90 days thereafter. Payment shall be made (A) in cash, with respect to the payable balance of the Cash Portion of the Participant’s Account and with respect to any fractional PSUs included in the payable balance of the PSU Portion of the Participant’s Account (with the cash amount payable for such fractional PSUs calculated on the basis of the Average Market Value of a share of Common Stock on the last business day preceding the date of payment), and (B) subject to Section 4(d), in shares of Common Stock, with respect to the number of whole PSUs then included in the balance of the PSU Portion of the Participant’s Account.

For purposes of the foregoing:

(A)	a “Pre-Section 409A Change in Control” shall be deemed to have occurred (i) when any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Corporation or any of its subsidiaries, or any savings, pension or other plan for the benefit of employees of the Corporation or any of its subsidiaries), which theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 20% of the then outstanding Common Stock either (a) acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding Common Stock, or (b) acquires by proxy or otherwise the right to vote for the election of directors, for any merger, combination or consolidation of the Corporation or any of its subsidiaries, or for any other matter or question more than 20% of the then outstanding voting securities of the Corporation (except where such acquisition is made by a person or persons appointed by at least a majority of the Board of Directors to act as proxy for any purpose); or (ii) upon the election or appointment, within a twelve-month period, of persons to the Board of Directors who were not directors of the Corporation at the beginning of such twelve-month period, and whose election or appointment was not approved by a majority of those persons who were directors at the beginning of such period, where such newly-elected or appointed directors constitute 20% or more of the members of the Board of Directors; and

(B)	A “Post-Section 409A Change in Control” shall mean the occurrence of a: (1) “change in the ownership,” (2) “change in the effective control” or (3) “change in the ownership of a substantial portion of the assets” of the Corporation or, if required under the Section 409A Rules, another Employer. In order for an event described below to constitute a Post-Section 409A Change in Control with respect to a Participant, except as otherwise specifically provided below, the applicable event must relate to the Employer entity for which the Participant is providing services, the Employer entity that is liable for payment of the Participant’s benefit hereunder (or all Employer entities liable for payment if more than one), as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(2), or such other corporation identified by the Committee in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(3). In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation (or, if applicable, other Employer), the following provisions shall apply:

1.	A “change in the ownership” shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation (or, if applicable, other Employer) that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Corporation’s (or, if applicable other Employer’s) stock, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of its stock, or to have effective control of the Corporation (or, if applicable, other Employer) within the meaning of subparagraph (2) below, and such person or group acquires additional stock of the Corporation (or other Employer), the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Corporation (or, if applicable, other Employer).

2.	A “change in the effective control” of the Corporation (or, if applicable, other Employer) shall occur on either of the following dates:

a.	The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation (or, if applicable, other Employer) possessing 30% or more of the total voting power of its stock of the Corporation (or, if applicable, other Employer), as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of its stock of the Corporation (or, if applicable, other Employer), and such person or group acquires additional stock of the Corporation (or, if applicable, other Employer), the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Corporation (or, if applicable, other Employer); or

b.	The date on which a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election are not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the Corporation shall, if necessary, be replaced with another Employer identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder for purposes of the preceding sentence.

3.	A “change in the ownership of a substantial portion of the assets” of the Corporation (or, if applicable, other Employer) shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation (or, if applicable, other Employer) that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation (or, if applicable, other Employer) immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Corporation, (or, if applicable, other Employer) as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

(k) Income Tax Withholding. There shall be deducted from the amount of any payment otherwise required to be made under the Plan all federal, state and local taxes required by law to be withheld with respect to such payment.

9.	Designation and Change of Beneficiary

Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount, or any shares of Common Stock, payable under the Plan by reason of his or her death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any previously-designated Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If at the date of a Participant’s death, there is no designation of a Beneficiary in effect for the Participant pursuant to the provisions of this Section 9, or if no Beneficiary designated by the Participant in accordance with the provisions hereof survives to receive any amount payable under the Plan by reason of the Participant’s death, the Participant’s estate shall be treated as the Participant’s Beneficiary for purposes of the Plan.

10.	Payments to Persons Other Than Participants

If the Committee shall find that any Participant or Beneficiary to whom any amount, or any shares of Common Stock, is payable under the Plan is unable to care for his or her affairs because of illness, accident or legal incapacity, then, if the Committee so directs, such amount, or such shares, may be paid to such Participant’s or Beneficiary’s spouse, child or other relative, an institution maintaining or having custody of such person, or any person deemed by the Committee to be a proper recipient on behalf of such Participant or Beneficiary, unless a prior claim therefor has been made by a duly-appointed legal representative of the Participant or Beneficiary.

Any payment made under this Section 10 shall be a complete discharge of the liability of the Corporation with respect to such payment.

11.	Rights of Participants

A Participant’s rights and interests under the Plan shall be subject to the following provisions:

(a) Unsecured Creditor Status of Participants. A Participant shall have the status of a general unsecured creditor of the Corporation with respect to his or her right to receive any payment under the Plan. The Plan shall constitute a mere promise by the Corporation to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in this Plan be treated as unfunded for tax purposes.

(b) Establishment of Trust. The Corporation may, but shall not be required to, establish a trust to assist it in funding any of its payment obligations under the Plan. If any such trust is established, all of the assets of the trust shall, at all times prior to payment to Participants, remain subject to the claims of the Corporation’s general creditors; and no Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the trust. Any trust so established shall also contain such other terms and provisions as will permit the trust to be treated as a “grantor trust”, of which the Corporation is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code. If any such trust is established, the Corporation shall be relieved of its obligation hereunder to pay any amounts or shares of Common Stock to any Participant or Beneficiary, to the extent that such amounts or shares are paid to the Participant or Beneficiary from such trust.

(c) Prohibition on Alienation of Benefits. A Participant’s rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his or her Beneficiary.

12.	Administration

The Plan shall be administered by the Corporate Governance Committee of the Board of Directors (or such other committee as designated by the Board of Directors) (the “Committee”) or its designees. All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties. The Committee shall have full discretion and authority to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including, but not limited to, an Employer, any Participant or beneficiary. Without limiting the generality of the foregoing, the Committee shall have the authority to: (a) construe and interpret the terms and provisions of this Plan and to remedy any ambiguities, omissions or inconsistencies contained therein; (b) compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries; (c) maintain all records that may be necessary for the administration of the Plan; (d) promulgate, administer and enforce such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and (e) appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each member of the Committee, and each employee, officer, or director of the Corporation or any of its subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan may be delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

13.	Amendment or Termination

The Board of Directors may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment of the Plan shall deprive any Participant of any rights to receive payment of any amounts or shares of Common Stock due him or her under the terms of the Plan as in effect prior to such amendment without his or her written consent. Notwithstanding the preceding sentence, to the extent permitted by the Section 409A Rules, the Corporation may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by the Corporation deemed necessary to comply with the applicable requirements and limitations under the Section 409A Rules.

Any amendment that the Board of Directors would be permitted to make pursuant to the preceding paragraph may also be made by the Committee where appropriate to facilitate the administration of the Plan or to comply with applicable law or any applicable rules and regulations of governing authorities, provided that the cost of the Plan to the Corporation is not materially increased by such amendment.

14.	Successor Corporation

The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

15.	Construction

If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the rest of the provisions of this Plan shall nevertheless remain in full force and effect. A Participant’s election form for a Plan Year may be executed in one or more counterparts (including by facsimile and e-mail), each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The captions of the sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Any reference to a particular provision of the Code or a regulation issued under the Code shall be deemed to automatically include any successor provision.

16.	Indemnification for Section 409A Taxes and Penalties

If any payment or distribution by, or on behalf of, the Corporation to or for the benefit of a Participant (or Beneficiary) is subject to, or the Participant (or Beneficiary) is notified by the Internal Revenue Service that he or she is or will be subject to, a penalty taxes imposed by Section 409A of the Code or if any interest or penalties are incurred by the Participant (or Beneficiary) with respect to such penalty taxes (such penalty taxes together with any such interest and penalties, are hereinafter collectively referred to as the “Section 409A Tax”), then the Participant (or Beneficiary) shall be entitled to receive an additional payment (a “Section 409A Gross-Up Payment”) in an amount such that after payment by Participant (or Beneficiary) of all Section 409A Tax and all income taxes (and any interest and penalties imposed with respect thereto) imposed upon the Section 409A Gross-Up Payment, the Participant (or Beneficiary) retains an amount of the 409A Gross-Up Payment equal to the Section 409A Tax imposed upon the Payment; provided, however, that the Corporation shall only be responsible to make a Section 409A Gross-Up Payment with respect to the Section 409A Tax if the Section 409A Tax relates to or results from (i) the Corporation’s failure to operate a “nonqualified deferred compensation plan” (as such term is defined in the Section 409A Rules) (a “NQDC”) in compliance with the Section 409A Rules on and after January 1, 2005; or (ii) the lack of compliance of any Corporation NQDC document or documentation with the Section 409A Rules; or (iii) the payment or distribution by the Corporation (or by any Corporation NQDC) of any NQDC amount if such payment or distribution is not in compliance with the Section 409A Rules. For the avoidance of doubt, the Corporation shall not be responsible to make any Section 409A Gross-Up Payment if, (1) after a timely notice or request by the Corporation to the Participant (or Beneficiary), the Participant (or Beneficiary) refuses or fails to make a timely election to alter the timing of payment or distribution or (2) the Participant, in his or her capacity as a Director, causes the Corporation to take any action, or causes the Corporation to fail to take any action, which causes the Participant (or Beneficiary) to be subject to a Section 409A Tax.

Determinations required to be made on the amount of the Section 409A Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by the Corporation (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and the Participant (or Beneficiary) within thirty (30) business days of the receipt of notice from the Participant (or Beneficiary) that he or she is subject to a Section 409A Tax, or such earlier time as is reasonably requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Section 409A Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Corporation to the Participant (or Beneficiary) within thirty (30) days of the receipt of the Accounting Firm’s determination, but in no event later than the last day of the year following the year in which the Participant (or Beneficiary) remits the related taxes. Any determination by the Accounting Firm shall be binding upon the Corporation and the Participant (or Beneficiary).

17.	Governing Law

The provisions of the Plan shall be governed by and construed in accordance with the internal laws of the State of New York, and without regard to its conflict of laws provisions. Notwithstanding the foregoing, the Plan shall be governed and construed in a manner consistent with the Section 409A Rules which shall take precedent over any laws of the State of New York which are inconsistent with the Section 409A Rules.